Exhibit 99.1 Press Release dated December 19, 2008

FOR IMMEDIATE RELEASE
December 19, 2008

CONTACT:
Mary Cohron
President and Chief Executive Officer
270-393-0700

Citizens First Corporation closes on sale of preferred stock to U.S. Treasury

BOWLING GREEN, KY – (December 19, 2008) – Citizens First Corporation (NASDAQ: CZFC), parent company of Citizens First Bank,  announced today it has completed the sale of $8,779,000 of non-voting senior preferred stock and a warrant to purchase common stock to the U.S. Treasury Department as part of the Capital Purchase Program.   As reported previously, the preferred stock will pay a cumulative annual dividend of 5% for the first five years and increase to 9% thereafter.  Citizens First’s preliminary approval to participate in the program was announced December 10, 2008.

The Treasury’s investment in Citizens First is part of the government’s program to provide capital to healthy financial institutions to meet the lending needs of the customers and communities they serve.  “We are honored to participate in a program designed for the nation’s most secure and financially stable banks.  Our current well-capitalized position will be further improved by the addition of this capital investment, which will allow us the opportunity to better serve our existing customers and communities and will afford us the ability to grow our customer base” said Mary Cohron, Citizens First President and CEO.

About Citizens First Corporation
Citizens First Bank, a wholly owned subsidiary of Citizens First Corporation, is a full-service, independent bank ranked one of Kentucky’s Best Places to Work by the Kentucky Society for Human Resource Management.  Citizens First Bank has locations in Bowling Green, Franklin, Glasgow, Horse Cave, and Munfordville, Kentucky.  Citizens First Bank ATMs are located conveniently throughout Hart, Barren, Simpson, and Warren counties.  For more information, visit www.citizensfirstbank.com.

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